EXHIBIT 99.1

 Company Press Release


                    NORTH FORK BANCORPORATION COMPLETES
                   ACQUISITION OF RELIANCE BANCORP, INC.

      MELVILLE, N.Y. -- FEBRUARY 22, 2000 -- NORTH FORK BANCORPORATION, INC. (NYSE:NFB) announced today that it had completed the acquisition of Reliance Bancorp, Inc. (NASDAQ/NMS:RELY) the parent of Reliance Federal Savings Bank. The Company also advised that it had successfully completed the systems conversion immediately following the closing. The Company expects to complete the pending acquisition of JSB Financial, Inc. (NYSE:JSB) the parent of Jamaica Savings Bank on February 29, 2000.

      North Fork, when combined with RELY and JSB, will have approximately $16 billion in assets and operate from 154 branch locations throughout the New York Metropolitan area and Connecticut.